Exhibit 99.2

RENAISSANCE LEARNING

Moderator: Mary Minch

January 24, 2008

4:00 pm CT

Operator:

Good afternoon ladies and gentlemen and thank you for standing by. Welcome to the Renaissance Learning’s Fourth Quarter Earnings conference call.

At this time, everyone is in a listen only mode. Later, there will be an opportunity for you to ask questions, and instructions will be given at that time. As a reminder, your conference is being - also being recorded.

At this time I would like to introduce to you the Chief Financial Officer, Mary Minch. Go ahead Ms. Minch.

Mary Minch:

Good afternoon. I’m Mary Minch, Chief Financial Officer of Renaissance Learning.

I’d like to welcome everyone to our Fourth Quarter conference call. With me today is Terry Paul, our Chief Executive Officer, and Steve Schmidt, our President and Chief Operating Officer.

Before beginning I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives, and management’s expectations with respect to orders and financial results for future periods.

These forward-looking statements are based on current expectations, and various assumptions which management believes are reasonable. Any such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.

RENAISSANCE LEARNING

Moderator: Mary Minch

January 24, 2008

4:00 pm CT

Factors that could cause or could contribute to such differences, include those matters disclosed in our Fourth Quarter Earnings Release, and in the company’s Securities and Exchange Commission filing, including forms 10-K and 10-Q.

I’ll begin our call today with a review of the fourth quarter financial results, and then Steve will provide some brief comments about our operations. Following our comments, we’ll be happy to take your questions.

Fourth quarter revenues of $28.3 million were up 9% from fourth quarter 2006 revenues of $25.9 million. Net income was $2.7 million, or 9 cents per share, compared to $1.8 million, or 6 cents per share one year ago. Excluding the impact of acquisitions, this is the first year-over-year quarterly increase in both revenue and earnings since the fourth quarter of 2003.

Orders were up 3% for the quarter, while deferred revenue decreased about $200,000 versus a $1.1 million increase in deferred revenue in the fourth quarter last year.

As mentioned in previous conference calls, our transition to subscription software sales makes both orders and deferred revenue growth much more seasonal, with a much higher percentage of software orders now coming in the second and third quarters, than in the fourth and first. Steve will comment further on fourth quarter orders and seasonality shifts in a moment.

Product revenues were up $1.1 million or 5.1%, aided by improvements in hardware sales this quarter. Service revenues increased by $1.3 million or 25.3%, reflecting continued growth in nearly all service areas, primarily hosting, technical consulting and professional development services.

Overall growth margins for the quarter decreased to 74.7% from 76.6% last year, as a result of a greater mix of services and hardware in the quarter. Service gross profit margins were 48.2%, up 140 basis points from last year’s fourth quarter margins of 46.8%.   The

RENAISSANCE LEARNING

Moderator: Mary Minch

January 24, 2008

4:00 pm CT

improvement in service gross margins is a result of growth in our more profitable technical service areas, especially hosting.

Fourth quarter product gross margins were 82.1%, down from 83.6% in the prior year, primarily due to a greater mix of hardware products in the quarter.

Operating expenses were $17 million dollars, consistent with the trailing quarter, and down $300 thousand dollars from the fourth quarter of 2006. Selling and marketing expenses were little changed from the prior year, while product development expenses were $4.4 million, consistent with the trailing quarter, but down $400 thousand from the fourth quarter of 2006. The reduction was primarily due to the restructuring and consolidation of the laptop development group earlier this year.

General and administrative expenses were unchanged from last year, and essentially flat with the last several trailing quarters. Operating cash flow was strong at $8.6 million, three times net income, and up from $7 million in the fourth quarter of 2006.

With regard to Accounts Receivable, our day’s sales outstanding was strong, at just 33 days.  And the overall quality of Accounts Receivable, and our ability to collect from our customers on time remains excellent.

Cash and investments total $24.5 million at quarter end, up $6.4 million from September 30, due to the strong operating cash flow, partially offset by $2 million used to pay the quarterly dividend.

Now I’ll turn it over to Steve to provide additional comments.

Steve Schmidt:

Thank you Mary. We mentioned last quarter that we were expecting software orders to be down slightly in the fourth quarter of 2007, and the first quarter of 2008. And that due to expected order improvements in our hardware line, overall orders would likely be flat.

RENAISSANCE LEARNING

Moderator: Mary Minch

January 24, 2008

4:00 pm CT

Actual order rates for the fourth quarter were basically on target with those projections; Overall orders were up about 3% and software orders were down very slightly from last year’s fourth quarter level, as we had anticipated. The fourth quarter total order growth represents the third consecutive quarter of year-over-year improvement.

The slight decline in software orders this quarter is related to the seasonal shift in orders, caused by our Enterprise model. Schools tend to place new and renewal orders for subscriptions in the second and third quarters, to coincide with the school year, and their budgeting cycles. This is the opposite pattern from our customer’s historic AR Quiz purchases, which had typically been strongest in the first and fourth quarters, but are declining, as under our Enterprise model, schools have access to all of our over 120,000 quizzes in our vast quiz library.

The result is a fairly dramatic change in our seasonal patterns as Q2 and Q3 get substantially stronger due to the subscription sales and renewals, while Q1 and Q4 get weaker, due to quiz order declines.

In addition, we believe that many schools have slowed or stopped their quiz purchases while they consider upgrading to Enterprise, resulting in an even more pronounced impact on quiz sales this time of year. However, we’re more than willing to accept the seasonal affects, and the short term impacts of delays in quiz purchases that accompany AR Enterprise, because the trade-off is very positive. Customers who upgrade from pervious versions of AR to Enterprise are increasing their annual reading software purchases by an average of more that $1,000 per school. In additional purchases of hosting and other services is expected to increase the gain an additional $200 more per school, on average.

And Enterprise is also key to new school adoptions of AR as customers continue to see the value in the Renaissance Place platform, and gaining access to all of the quiz content. Because of Enterprise, the rate at which we are adding new AR customers is accelerating.

RENAISSANCE LEARNING

Moderator: Mary Minch

January 24, 2008

4:00 pm CT

The total number of schools now using AR Enterprise is about 11,000, still just 17% of the total 63,000 schools using our Reading products. So, there is substantial growth opportunity ahead of us. We’re very encouraged by the future potential growth that Enterprise offers.

Math orders also continue to show strength with the third consecutive quarter of year-over-year growth. We continue to believe that there is significant opportunity for growth in our Math product line. We’re planning on releasing new math content libraries in the fall, which along with other new features becoming available in 2008, such as Home Connect, should continue to drive growth in customer adoption and upgrades to AM Enterprise.

As evidenced by the improving Math and Reading order levels this year, overall adoptions of the Renaissance Place platform continue to grow. In fact, the total number of schools that have purchased at least one Renaissance Place product grew to over 21,000, an increase of 1600 schools this quarter.

In addition, subscription revenue as a percent of total software revenue continues to climb, reaching 29% for the full year 2007, versus about 12% in 2006.

Our Hosting service also continues to grow. We now have over 60% of our Renaissance Place customers taking advantage of this service. The convenience and efficiency of running a customer’s RP applications in our state-of-the-art data center, is a great value for our customers. And because the software is Web based, access and usability is virtually the same as if the application was running on the school or district server.

Laptop orders increased by about 8% in the quarter, the first quarterly year-over-year order growth since our acquisition of AlphaSmart in mid 2005. We are encouraged by the improved results, and believe that this product line is finally headed in the right direction. A large part of our optimism relates to the recent release of Neo2.

RENAISSANCE LEARNING

Moderator: Mary Minch

January 24, 2008

4:00 pm CT

As we head into the very important trade show season, we look forward to the March release of the software that will allow students to use Neo2 to take AR quizzes. There is reason to expect a pick up in momentum, although it’s not likely to take hold until late in the first quarter, and more fully in the second quarter of 2008.

Some of the fourth quarter order improvement was due to a large 2Know! classroom response system OEM order from Pearson Learning, and registrations for the 2008 National Conference to be held in Orlando, Florida from February 2 through the 5th. We did not hold a National Conference in 2007, so the orders for the 2008 conference are incremental to our year-over-year comparisons.

We now have two OEM contracts for the 2Know! Responder product -- Pearson in the K12 and post secondary education space, and Machine Dreams in the corporate training sector. Both selected our Responder because it incorporates the most advanced Responder technology on the market.

With regard to our National conference, we expect attendance to be around 2000 attendees, which is substantially less than our last several conferences. We’re still very excited about our National conference, as it is a fantastic opportunity for our customers to see our new products and features, to network with their peers, and to participate in our best in class, professional development offerings.

We believe the decline in attendance is because educators are finding it harder and harder to get approval for travel to attend professional development events. We also think we’re seeing the impact of us offering more regional events during the year, which are a more convenient and cost effective way of delivering professional development.

We’re also very excited about the upcoming March release of the new Renaissance Place platform, which includes the AR software for Neo2, and many other enhancements, including Home Connect for AR and AM Enterprise.

RENAISSANCE LEARNING

Moderator: Mary Minch

January 24, 2008

4:00 pm CT

Home Connect will provide Web based access to student achievement data for parents and students, as well as providing the opportunity for continued skills practice, particularly for math, outside the classroom. The capability to tie in the home allows parents greater opportunity to participate in their child’s learning. Customers seem really excited about this feature and its ability to involve parents and guardians, and accelerate student achievement, especially since it does so without creating more work for the teachers and administrators.

We also recently released a new version of AccelTest, the software that powers our 2Know! and Neo2 classroom response capabilities.

From a macro perspective we have some concern over the slowdown in our economy, and resulting decline in State tax revenues. Our crystal ball is no better than others in predicting whether the U.S. is heading for a recession. But clearly there are pressures on economic activity that will affect, and are already affecting, State tax revenues.

While not likely to have a huge impact on current school budgets, we could see more of a headwind in the second half of the year, from budgetary constraints.

On the positive side, the corruption and favoritism that took place within the Department of Education in the administration of Reading First, is seeming to be quietly addressed. And in general, the market and policy makers are gaining more of a realization of the importance of formative assessment and practice in the learning process, as opposed to such an extreme focus on the once a year, high stakes tests, brought about under No Child Left Behind.

Progress monitoring, formative assessment, and personalized practice are at the core of what our products provide. We are encouraged that this sentiment is gaining ground. In general this mix of market forces does not cause us to change our strategies or our outlook.

RENAISSANCE LEARNING

Moderator: Mary Minch

January 24, 2008

4:00 pm CT

In summary, fourth quarter revenue and earnings were much improved from last year and in line with our expectations. For the first quarter of 2008, we expect to face perhaps even more seasonality issues than in Q4. Our margins and overall profitability will also be somewhat negatively impacted by the reduced attendance at our National conference.

We expect orders to be flat to slightly down in Q1, and EPS to be similar to the prior year level. On the other hand, for the full year 2008, we expect to see year-over-year order improvement, which combined with strong operating leverage, should result in solid earnings per share, and cash flow growth in 2008 and beyond.

Now Mary, Terry and I would be happy to answer any questions that you have.

Operator:

Thank you. At this time I would like to remind everyone, if you would like to pose a question during this time, please press star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Your first question is coming from Ted Bade of 150 LLC. Please proceed.

Ted Bade:

Oh hi. I just have one quick question. Just to get back to the Accounts Receivable, it was, I mean, quite a large reduction. If you could just go over, was it just collection, I know you guys have said in the past, you know, when you switched to this Enterprise model, it affects how, you know, you guys recognize that. If you could just walk me through that please? Thank you.

Mary Minch:

Sure Ted. Certainly our Accounts Receivable grows with the start of the school year in the third quarter so, what you saw in the third quarter was some growth due to the large order increases. We do collect the cash up front, even though the revenue is recognized over a 12 month period. So, what you’re seeing in the fourth quarter is just typical collections from the large orders we received in the third.

RENAISSANCE LEARNING

Moderator: Mary Minch

January 24, 2008

4:00 pm CT

Ted Bade:

Okay, great. Thank you.

Operator:

Once again, if you do have a question, that’s star then 1 on your telephone keypad at this time.

Your next question is coming from Richard Dearnley of Long Port Partners. Please proceed.

Richard Dearnley:

Good afternoon. I’m new to your company. Could you talk about -- do you have results in, you know, from the classroom that your tests -- the kids learn better with your tests than the other people? Or, your tests or programs as well is what I meant.

Steve Schmidt:

Sure…

Richard Dearnley:

Is there data like that?

Steve Schmidt:

…there’s no question Richard that we are - we conduct extensive research on our products to make sure, and to verify that they are accelerating learning for students. We probably have the most extensive collection of research and work to confirm the results of our products. And I’d be happy to make those available to you. They are available from the company if you so request.

Richard Dearnley:

Oh, okay.

Operator:

Thank you. Your next question is coming from Richard - I’m sorry, Jason Anderson of Stifel Nicolaus. Please proceed.

Jason Anderson:

Hi everybody. I’m in for (Bob) and (Jerry) today. Hope you’re all doing well. Couple questions here. To start off, you touched on the order growth and kind of you went over the macro kind of situation and, you know, felt that it didn’t really change your outlook. Do you

RENAISSANCE LEARNING

Moderator: Mary Minch

January 24, 2008

4:00 pm CT

still feel though, I mean as I guess, does that hold true then for your order growth? I think you believe - you last felt that it was going to be 10 to 15% for fiscal year ’08.

Steve Schmidt:

Yeah, I think -- we said in the last call a quarter ago, that it would be 15 to 20%...

Jason Anderson:

Oh, that’s right.

Steve Schmidt:

…in 2008, and that still remains our outlook.

Jason Anderson:

That’s right, that’s right. I apologize.

Mary, a question for you here. On the cash flow number -- you’re using an operating cash flow I believe -- do you have - what makes that up? I mean, there’s a lot of different ways to calculate that. I guess we just want to get a good idea of the structure of that.

Mary Minch:

Well, our operating cash flow would just exclude of course, other financing and investing items. And the reason for the strong cash flow in the quarter; obviously net income was strong, but the strong collections and receivables drove that this quarter as well.

Jason Anderson:

Great, great. Another question here. On the -- kind of question on - getting some color on sales team productivity, it looks like, you know, we held your selling and promotional flat this quarter. And I’m not assuming it would necessarily be that for the year, but any tie-in there between, you know, sales productivity and our expectations here in ’08 for the selling and promo line?

Steve Schmidt:

No there shouldn’t be. The Sales team is largely in place, and I think as you know, we’ve gone through a fairly extensive effort over the last couple of years to expand our Sales team and train them. And we feel really, really good about having one of the most professional and outstanding Sales team in the industry at this point. But it is largely in place so, the cost

RENAISSANCE LEARNING

Moderator: Mary Minch

January 24, 2008

4:00 pm CT

shouldn’t change a great deal going forward, other than what we would expect to be higher commission payments associated with higher order rates, as we grow the company.

But for the most part, the Sales and Marketing expenses are at the run rate that we expect in the future.

Jason Anderson:

Great. Thank you for that. For the - I believe you touched on the order rates - their ex-Laptop and the whole seasonality shift and all that. Is it - I think it’s definitely - and I think you - kind of the sentiment was that it is about what you expected. Is that a correct way to summarize it or is there anything you could elaborate on that?

Steve Schmidt:

Yes, very much what we expected. With the renewals and subscription orders not being as robust this time of year, and the quiz orders falling off a bit because the customers that have gone to Enterprise don’t need to order quizzes…

Jason Anderson:

Mmm-hmm.

Steve Schmidt:

…we were coming through with essentially flat order rates, year-over-year on software. We looked at that as pretty good performance and about what we had expected.

Jason Anderson:

Great, thanks. Another couple here, I apologize -- just try to squeeze these in. You know, a couple of the - several products you discussed coming out this year. They all sound like they’re on target from what you said in the past calls. How should we look at the product line development line item this year in 2008? Do we expect to be any significant increases? Is it more of a flattish -- any kind of direction you could provide there?

Steve Schmidt:

At the last major adjustment we made to the staffing and our plans there, was early in 2007 when we reorganized around the laptop development resources. And from that point forward -- and I guess this past quarter is fairly representative of about the spending run rate that we would be at -- at least through 2008…

RENAISSANCE LEARNING

Moderator: Mary Minch

January 24, 2008

4:00 pm CT

Jason Anderson:

Mmm-hmm.

Steve Schmidt:

…and probably thereafter.

Jason Anderson:

Okay, great. I think - did I hear correctly there’s 21,000 customers on Renaissance Place? Is that correct?

Steve Schmidt:

Yes.

Mary Minch:

That’s correct.

Jason Anderson:

Do you have any, I guess, any expectations or - you haven’t really talked about this in a while or guided outwards, but do you have any target for the end of 2008 for, you know, the number of customers converted to Renaissance Place?

Steve Schmidt:

No, we haven’t disclosed specific short-term goals.

Jason Anderson:

Okay.

Steve Schmidt:

We did say on the last call three months ago, that we reasonably expect that about 60% of our Reading customers could convert to AR Enterprise within the next four or five years.

Jason Anderson:

Okay. And then, I think we’ve asked this before, but do you give any color on average products per school in the Renaissance Place customers?

Mary Minch:

I think we’ve said Jason, that that’s between two and three, and it’s remained about there.

Jason Anderson:

Great, thank you. The other thing too, on renewal rates -- we can usually ask this -- is there any color you can give there, either specifically or directionally?

RENAISSANCE LEARNING

Moderator: Mary Minch

January 24, 2008

4:00 pm CT

Steve Schmidt:

Renewal rates continue to be very good. Well into the mid to high 90s percent overall. We measure it a couple of different ways, in that we primarily look at school renewals; retaining the customer. But in many cases, our customers are looking at increasing utilization of the product. So at the same time they renew, in some cases they’re adding student count to their subscription. So thus far, renewals have been very, very good.

Jason Anderson:

So within some - some customers then, by your calc, with a renewal rate, then they could be like a 110% renewal rate if they go up - expand, or is it - is renewal rate that 95 to upper 90s, or mid 90s to upper 90s; is that a number of customers renewing?

Steve Schmidt:

That’s the number of schools…

Jason Anderson:

Number of schools…

Steve Schmidt:

…number of customers renewing.

Jason Anderson:

Okay. Any chance you’ll disclose any kind of utilization type renewal rate?

Steve Schmidt:

We may in the future. You know, we’ve only been on the subscription model now for a couple of years.

Jason Anderson:

Right, right. I realize.

Steve Schmidt:

(Unintelligible) the Enterprise portion of it. So, the next few quarters will be very, very critical, because the renewal period is very heavy to Q2 and Q3, which is part of what’s driving our seasonality.

RENAISSANCE LEARNING

Moderator: Mary Minch

January 24, 2008

4:00 pm CT

Jason Anderson:

Mmm-hmm. Last, just kind of a obligatory question here. With your good cash generation here, any color you could give us on potential for, you know, cash - what your plans are for cash usage, maybe in ’08 or in the future here?

Steve Schmidt:

Yeah, no specific plans. We always look at the needs of the business in terms of cash needs. We have a stock purchase authorization that is still open, I think there’s another 275,000 shares available under that. Of course, we’ve in the past looked at dividends as a tax efficient way of returning excess cash to shareholders, and that’s a possibility. And of course we’re always looking for growth opportunities for the company.

So, it’s an on-going review of the cash needs and opportunities, and the best way to enhance shareholder value.

Jason Anderson:

Oh great, thanks. I’m sorry, one last question. Any -- I don’t know, if I missed it I apologize -- but any update on Read Now with Power Up!? The progress there or…

Steve Schmidt:

No, we didn’t…

Jason Anderson:

…any direction?

Steve Schmidt:

Sure, we didn’t make any comments as part of it, so you didn’t miss it. Read Now Power Up! is starting to see a little additional traction in terms of pipeline and interest. And I think we’re making a little bit of headway there, but it’s still not a major contributor to our product line. We still think it can be, but at this point it’s not a major part of our business.

Jason Anderson:

Okay great, thanks. That’s all I had. I appreciate it.

Operator:

Thank you. Once again, if you would like to pose a question, please press star then 1 on your telephone keypad.

RENAISSANCE LEARNING

Moderator: Mary Minch

January 24, 2008

4:00 pm CT

Your next question is coming from Richard Dearnley of Long Port Partners, which is actually a follow-up question. Please proceed.

Richard Dearnley:

Could you talk about how important new products or product refresh is to your business. And does it vary by AR or AM, and then Renaissance Place products?

Steve Schmidt:

The business and our growth plans is not dependent on new products. However, we continue to invest in the existing products to make them better and better all the time. The new version of Renaissance Place that will be coming out in March, that includes Home Connect, the new Neo2 Laptop that came out, is really an update with increased capabilities of the original Neo product.

Our strategy is to focus on our current product line, and we think there’s substantial growth opportunity that exists within the existing products. And focusing on Reading, Math, and Writing is really a key part of our strategy. So, I don’t think you’ll see us stray a great deal from that.

Richard Dearnley:

Okay. And then, you said 60% of the Reading schools could convert to Enterprise. What percentage of the Math schools have converted, and is the potential the same there?

Steve Schmidt:

For starters, we don’t have as many Math customers as Reading, so the potential isn’t as great. And we’re not as likely to see our existing Math customers upgrade to Enterprise, though some are, because they already own the Math libraries that they need.

Now when we come out with new libraries in the fall, we’re hoping that will drive more of the Math customers to consider Enterprise, because with the Enterprise subscription they would get the new content in the Math library.

Where Enterprise otherwise is very important in propelling the Math lines growth, is in bringing on new customers. It’s a very affordable annual cost to get in to the Accelerated

RENAISSANCE LEARNING

Moderator: Mary Minch

January 24, 2008

4:00 pm CT

Math product under the Enterprise model, and it has in fact, helped accelerate the number of new Math schools that we’re taking on. So, it’s a little bit different model on the Math side. We expect that we’ll be able to get a lot more math customer with Enterprise.

With Reading, while we are getting a lot - we are getting more Reading customers, we’re getting more upgrades of the existing Reading customers than we are with Math.

Richard Dearnley:

I see. Oh, and what was the backlog dollar amount this quarter?

Steve Schmidt:

We don’t really report a backlog. I think some…

Richard Dearnley:

Last quarter it was $38.5 million…

Mary Minch:

Oh, the deferred revenue.

Richard Dearnley:

Oh, I’m sorry. Deferred revenue, okay.

Mary Minch:

Right. It was $38.4 million this quarter.

Richard Dearnley:

Okay. Thank you very much.

Steve Schmidt:

You’re welcome.

Operator:

Thank you. That’s star then 1 on your telephone keypad at this time.

There appears to be no further questions at this time. I’ll turn the floor over back to Management for any closing remarks.

Steve Schmidt:

Thank you. We remain confident that we’re moving along well on the growth path we defined, and we’re excited and confident about our future prospects.

RENAISSANCE LEARNING

Moderator: Mary Minch

January 24, 2008

4:00 pm CT

Thank you for joining us today. We’ll talk to you again in April.

Operator:

Thank you. This does conclude today’s Renaissance Learning conference call. You may now disconnect your lines at this time, and please have a wonderful day.

END